Exhibit 15.2
To the Board of Directors and Shareholders
Sysco Corporation
We are aware of the incorporation by reference of our report dated November 3, 2009 relating to the unaudited consolidated interim financial statements of Sysco Corporation that are included in its Form 10-Q for the quarter ended September 26, 2009 in the following registration statements.

SYSCO Corporation Form S-3	File No. 333-126199

SYSCO Corporation Form S-3	File No. 333-157413

SYSCO Corporation Form S-4	File No. 333-50842

SYSCO Corporation Form S-8	File No. 333-147338

SYSCO Corporation Form S-8	File No. 33-45820

SYSCO Corporation Form S-8	File No. 333-01259

SYSCO Corporation Form S-8	File No. 333-01255

SYSCO Corporation Form S-8	File No. 333-66987

SYSCO Corporation Form S-8	File No. 333-49840

SYSCO Corporation Form S-8	File No. 333-58276

SYSCO Corporation Form S-8	File No. 333-122947

SYSCO Corporation Form S-8	File No. 333-129671

/s/ Ernst & Young LLP
Houston, Texas
November 3, 2009